UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 6, 2006

Inovio Biomedical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11494 Sorrento Valley Road, San Diego, California		92121-1318
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 597-6006

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Collaboration and License Agreement

On November 6, 2006, registrant, acting through its wholly-owned subsidiary Genetronics, Inc. ("Genetronics"), and Wyeth, acting through its Wyeth Pharmaceutical Division (collectively, "Wyeth"), entered into a Collaboration and License Agreement (the "Agreement"). Under the Agreement, Genetronics granted Wyeth a worldwide non-exclusive license under Genetronics’ electroporation DNA delivery technology for certain intramuscular applications of therapeutic DNA vaccines (the "Product").

As consideration for the licenses granted to Wyeth, Genetronics will receive an upfront fee of $4.5 million, as well as research support, annual license maintenance fees, and royalties on net Product sales. In addition, contingent upon achievement of clinical and regulatory milestones, Genetronics will receive development payments of up to $60 million over the term of the Agreement. The Agreement also contemplates Genetronics’ exclusive clinical and commercial supply of its devices (including single use components) to Wyeth for use in the Product.

The term of the Agreement commenced upon execution and will extend on a country by country basis until the last to expire of all Royalty Periods (as such term is defined in the Agreement) for any Product in that country, unless the Agreement is terminated earlier in accordance with its provisions as a result of breach, by mutual agreement, or by Wyeth’s right to terminate without cause on ninety (90) days prior written notice from Wyeth to Genetronics.

Item 8.01 Other Events.

On November 7, 2006, registrant issued a press release announcing the transaction described in Item 1.01. A copy of that Press Release is attached to this Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated November 7, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inovio Biomedical Corporation

November 8, 2006	By:	Peter Kies

Name: Peter Kies
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 7, 2006